Exhibit 99.B(d)(51)

Schedule B

to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Lazard Asset Management LLC

Dated December 14, 2020, as amended April 1, 2022, December 13, 2022, June 22, 2023 and

July 1, 2024

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

[REDACTED]

SEI Investments Management Corporation		Lazard Asset Management LLC

By:	/s/ James Smigiel	By:	/s/ Nathan Paul

Name:	James Smigiel	Name:	Nathan Paul

Title:	Chief Investment Officer	Title:	Chief Operating Officer

1